Exhibit 16.1

                           Chang G. Park, CPA, Ph. D.
   * 2667 CANIMO DEL RIO SOUTH PLAZA B * SAN DIEGO o CALIFORNIA 92108-3707 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


May 21, 2010

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549


Dear Sir or Madam:

We have read the statements of Secure Path Technology Holdings, Inc. (the "Company") pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about May 21, 2010 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA